Exhibit 10.2

ENVIVA INC.

ANNUAL INCENTIVE COMPENSATION PLAN

(Adopted December 31, 2021)

Enviva Inc., a Delaware corporation (the “Company”), hereby establishes the Enviva Inc. Annual Incentive Compensation Plan (the “Plan”). The Plan was originally effective as of April 1, 2015 as a plan sponsored and maintained by Enviva Management Company, LLC, a Delaware limited liability company, and an Affiliate of the Predecessor (defined below). In connection with the Conversion (defined below), the Plan has been amended and restated to reflect the transactions involved within the Conversion and the Company’s new corporate structure. The Plan provides for discretionary annual cash incentive awards to certain Employees based upon the level of the achievement of Performance Goals and Individual Performance. The Plan shall remain in effect, as amended, until terminated as herein provided.

Article I
PLAN PURPOSE

The Plan is intended to provide a method of attracting, motivating, and retaining individuals of outstanding competence and ability, and to motivate and encourage those individuals to devote their best efforts to the development and growth of the Company and its Affiliates by providing discretionary annual cash incentive awards to certain Employees.

Article II
DEFINITIONS

The terms defined in this Article II shall, for all purposes of the Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:

2.1              “Actual Award” shall mean, with respect to a Participant and a Performance Period, the actual dollar amount paid to such Participant out of the Actual Award Pool for such Performance Period under the Plan.

2.2              “Actual Award Pool” shall mean, with respect to a Performance Period, the aggregate annual incentive pool available to the Administrator for making Actual Awards as determined pursuant to Section 6.1 for such Performance Period.

2.3              “Administrator” shall mean the Committee for the general administration of the Plan, including the establishment and determinations with respect to Performance Goals and all determinations regarding Actual Awards to Executive Officers. The Chief Executive Officer of the Company or his designee shall be the Administrator with respect to Actual Awards to Participants who are not Executive Officers.

2.4              “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Exchange Act.

2.5              “Board” shall mean the Board of Directors of Enviva Inc.

2.6              “Code” shall mean the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations under such section.

2.7              “Committee” shall mean the Compensation Committee of the Board; provided, however, that the Board may appoint itself or another committee to manage the general administration of the Plan

2.8              “Conversion” means each transaction, in the aggregate, relating to the conversion of the Predecessor from a Delaware limited partnership to a Delaware corporation, effective as of December 31, 2021.

2.9              “EBITDA” shall mean earnings before or after interest, taxes, depreciation, and/or amortization.

2.10          “Employee” shall mean a regular full-time exempt or non-exempt employee of the Company or any of its Affiliates; provided, however, that an Employee shall not include any individual (a) whose terms of employment are governed by a collective bargaining agreement or (b) characterized as a “leased employee” within the meaning of Code Section 414. Notwithstanding the foregoing, if an individual is engaged in a non-employee status (including, but not limited to, as an independent contractor or an individual being paid through an employee leasing company or other third party agency) and is subsequently reclassified by the Company, the Internal Revenue Service, or a court as an employee for payroll purposes, then such individual, for purposes of the Plan, shall be deemed an Employee from the actual (and not the effective) date of such reclassification, unless expressly provided otherwise by the Company or any of its Affiliates.

2.11          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12          “Executive Officers” shall mean the executive officers (as defined in Rule 3b-7 of the Exchange Act and as determined by the Board in its sole discretion) of the Company or any Affiliate of the Company.

2.13          “Individual Performance” shall mean, with respect to a Participant, such Participant’s work performance during the Performance Period, which may be assessed by the Administrator based on one or more criteria designated by the Administrator, which criteria may include, but shall not be limited to: personal or team performance and measures such as teamwork, interpersonal skills, communication skills, employee development, project management skills, and leadership, or individual or team business objectives such as performance versus budget, achievement of sales and development targets, and attainment of safety, operational incident, and environmental standards.

2.14          “Participant” shall mean, with respect to a Performance Period, an Employee who meets the eligibility requirements of Section 4.1 and is designated by the Administrator to participate in the Plan for such Performance Period.

2.15          “Performance Goals” shall mean the goals established by the Administrator based on one or more safety, operational, sustainability, financial, or other criteria, including, but not limited to, the following: total incident rate, measured risk reduction, reportable injuries, tonnage produced, cost of production, lost time, decarbonization, Track & Trace ® and sustainability certification compliance, adjusted EBITDA, EBITDA, stock price, earnings per share, net earnings, operating earnings, total capital spending, maintenance capital spending, return on assets, total stockholder return, return on equity, growth in assets, cash flow, market share, distribution growth, distributable cash flow, free cash flow, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals including execution of contracts for the engineering, procurement, and construction of new production or terminal facilities, cost targets, or goals relating to acquisitions or divestitures. The criteria may be absolute, relative to one or more peer companies, relative to one or more indices, or measured by reference to the Company or any of its Affiliates alone, one or more business units of the Company or any of its Affiliates alone, or the Company together with one or more of its Affiliates or any of their respective business units.

2.16          “Performance Period” shall mean the Plan Year or any other period designated by the Administrator with respect to which performance of the Company (or its Affiliates), Participants, or both, is measured.

2.17          “Plan” shall mean the Enviva Inc. Annual Incentive Compensation Plan, as amended or supplemented from time to time.

2.18          “Plan Year” shall mean the calendar year.

2.19          “Predecessor” shall mean Enviva Partners, LP, a Delaware limited partnership.

2.20          “Target Award Level” shall mean the target incentive amount for each Participant as determined by the Administrator in its sole discretion.

2.21          “Target Award Pool” shall mean the Target Award Pool established by the Administrator pursuant to Section 5.3.

Article III
CONSTRUCTION

3.1              Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine, and the feminine pronoun whenever used in the Plan shall include the masculine, in each case as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

3.2              Captions. The captions to the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. If there is any conflict between such captions and the text of the Plan, the text shall control.

3.3              Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.4              Controlling Law. The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or companies who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

3.5              No Right to Employment. The Plan does not confer nor shall it be construed as creating an express or implied contract of employment between any Employee and the Company or any Affiliate of the Company or other party. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate of the Company to terminate any Employee’s employment at any time or confer upon any Employee any right to continue in the employment of the Company or any Affiliate of the Company.

Article IV
ELIGIBILITY AND PARTICIPATION

4.1              Eligibility. Except to the extent determined otherwise in accordance with Section 4.3, in order to be eligible to participate in the Plan for a Performance Period, an individual must be (a) an Employee; (b) hired by the Company or one of its Affiliates before the commencement of the last quarter of the Performance Period; (c) employed by the Company or one of its Affiliates on the last day of the Plan Year; (d) employed by the Company or one of its Affiliates on the date an Actual Award is paid as set forth herein; and (e) selected as a Participant in the Plan by the Administrator for such Performance Period.

4.2              No Right to Participation. No Employee shall have a right to participate in the Plan, regardless of prior participation in the Plan.

4.3              Status Change During Performance Period. Unless otherwise determined by the Administrator in its sole discretion, an Employee shall be ineligible to receive an Actual Award for a Performance Period if the Employee is not employed on the date an Actual Award is paid pursuant to Section 7.1.

4.4              Leave of Absence. Unless the Administrator determines otherwise, except when leave is taken under the Family and Medical Leave Act of 1993, as amended, the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, or the reasonable accommodation provisions of the Americans with Disabilities Act of 1990, as amended (or equivalent state or local laws), or as otherwise required by applicable law, an Employee on paid or unpaid leave for more than 90 days during any Performance Period shall be ineligible for an Actual Award for such Performance Period.

Article V
ESTABLISHMENT OF PERFORMANCE GOALS
AND SETTING TARGET AWARD LEVELS

5.1              Establishment of Performance Goals. For each Performance Period, the Committee, in its sole discretion, shall establish one or more Performance Goals applicable for such Performance Period. The Committee may adjust the Performance Goals for any reason, including to take into account such unanticipated circumstances or significant events as the Committee determines, including but not limited to, a corporate transaction, such as the Conversion, an acquisition, divestiture, merger, consolidation, separation, reorganization, or partial or complete liquidation, or to equitably reflect the occurrence of any other extraordinary or unusual event in the marketplace, any change in applicable accounting rules or principles, any change in the aggregate production capacity of the Company or any of its Affiliates, any change in applicable law, litigation, any change due to any merger, consolidation, acquisition, reorganization, distribution, or other changes in the structure of the Company or any of its Affiliates, or any other change of a similar nature.

5.2              Setting Target Award Levels. For each Performance Period, the Administrator shall establish a Target Award Level for each Participant in its sole discretion, taking into account such Participant’s responsibility level or the position or positions held by such Participant during such Performance Period. The Administrator shall determine the Target Award Level for each Participant at such time or times as the Administrator determines.

5.3              Setting the Target Award Pool. The Target Award Pool for a Performance Period shall, when first determined for a Performance Period, equal the sum of the Target Award Levels for all Participants for such Performance Period, plus such additional amount as the Committee shall determine, in its sole discretion, prior to, or contemporaneously with, the establishment of the Performance Goals for such Performance Period. Following its initial determination for a Performance Period, the Target Award Pool shall thereafter be equitably adjusted by the Committee in its sole discretion, including to reflect Employee turnover and other changes in the number and composition of Participants, including changes to Target Award Levels for such Participants pursuant to promotions or otherwise.

Article VI
DETERMINATION OF ACTUAL AWARDS

6.1              Calculation of the Actual Award Pool. The Actual Award Pool shall equal the Target Award Pool as adjusted (upward or downward) by the Committee based upon the level of achievement of the Performance Goals for the Performance Period, as determined by the Committee in its sole discretion.

6.2              Calculation of Actual Awards. All Actual Awards shall be one hundred percent (100%) discretionary. The Administrator shall determine the Actual Award payable to a Participant from the Actual Award Pool for a Performance Period based upon the level of attainment of the Performance Goals established by the Committee for such Performance Period and taking into account the Participant’s Individual Performance and the performance of the Participant’s reporting segment for such Performance Period, as determined by the Administrator. Individual Performance shall be assessed by the Administrator in its sole discretion or an immediate supervisor or department head of a Participant to whom the Administrator delegates such authority. The Administrator may determine, in its sole discretion, to pay (a) an Actual Award to a Participant that is greater than, equal to, or less than such Participant’s Target Award Level and (b) Actual Awards to Participants for a Performance Period that, in the aggregate, are equal to or less than the total amount of the Actual Award Pool. Without limiting the foregoing in this Section 6.2, the adjustments and additions provided for pursuant to Section 5.3, or other discretion available to the Administrator pursuant to the Plan, for illustrative purposes, the Actual Award for each Participant is expected to ordinarily be calculated as follows:

AA = TAL * CPF * DPF * IPF

where:

AA:	Actual Award ($) for a Participant;
TAL:	Target Award Level ($) of such Participant;
CPF:	Company Performance Factor (%), or the overall level of achievement of the Performance Goals for the Performance Period;
DPF:	Departmental Performance Factor (%), or the applicable adjustment to the CPF based on the performance of the Participant’s reporting segment for such Performance Period; and
IPF:	Individual Performance Factor (%) of the Participant.

6.3              Award Adjustments. No Employee shall be entitled to an Actual Award under the Plan and an Employee shall not become a Participant in the Plan for a Performance Period until designated by the Administrator to participate in the Plan for such Performance Period. The Administrator shall have the sole discretion to determine or adjust the amount, if any, of any Actual Award payable under the Plan until such Actual Award is paid.

6.4              Discretionary Awards. Notwithstanding any provision of the Plan to the contrary, in addition to the Actual Award paid to an Employee under the Plan, if any, the Administrator may pay to an Employee an additional amount, taking into account such factors as it deems appropriate and determines in its sole and absolute discretion.

Article VII
PAYMENT OF ACTUAL AWARDS

7.1              Timing and Form of Payment. Unless otherwise determined by the Administrator, in its sole discretion, a Participant’s Actual Award for a Performance Period shall be paid in cash as soon as administratively practicable after the end of such Performance Period. To the extent a Participant obtains a “legally binding right” (within the meaning of Code Section 409A) to his Actual Award, such Actual Award shall be paid in cash as soon as practicable after, and no later than March 15 following, the end of the calendar year in which the Actual Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A). With respect to any Participant paid in foreign currency, the amount of any Actual Award paid to a Participant shall be based on such exchange rate as the Administrator reasonably determines.

Article VIII
ADMINISTRATION

8.1              Administrator Authority. The Plan shall be administered by the Administrator, which, in addition to the other powers set forth herein, shall have the full power, subject to, and within the limits of the Plan and applicable law, to:

(a)               make all determinations and interpretations and approve all rules as may be necessary or advisable for the administration of the Plan, including, but not limited to, those necessary to correct any defect, supply any omission, reconcile any inconsistencies, or resolve any ambiguities with respect to any of the terms of the Plan;

(b)               exercise all powers and perform such acts in connection with the Plan as the Administrator deems necessary or appropriate to promote the best interests of the Company or any Affiliate of the Company;

(c)               construe and interpret in its discretion the Plan and any agreement or instrument entered into under the Plan; and

(d)               establish, amend, or waive rules and regulations for the Plan’s administration.

8.2              Authorized Agents. The Administrator may authorize any officer of the Company to execute and deliver documents on behalf of the Administrator, including administrative guidelines for the Plan.

8.3              Binding Decisions. All determinations and decisions of the Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties. In the event of any conflict between a determination or decision by the Committee and that of the Chief Executive Officer of the Company (or his designee), the determination or decision of the Committee shall control.

Article IX
AMENDMENT AND TERMINATION

9.1              The Administrator may amend, suspend, or terminate the Plan or any portion thereof at any time and from time to time in its sole discretion.

Article X
MISCELLANEOUS

10.1          Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

10.2          Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments under the Plan any foreign, federal, state, or local income or other taxes required by law to be withheld with respect to such payments.

10.3          Non-uniform Determinations. The Administrator’s determinations under the Plan (including, without limitation, determinations of the persons to receive Actual Awards, the form, amount, size, and timing of such payments, the terms of such payments, and the agreement, if any, evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Actual Awards under the Plan, whether or not such persons are similarly situated.

10.4          No Fund. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

10.5          Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.6          Other Plans. Nothing contained in the Plan shall (a) be construed to affect the provisions of any other plan maintained by the Company or any of its Affiliates or (b) prevent the Administrator or the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

10.7          Employees Subject to Taxation outside the United States. With respect to Employees who are subject to taxation in countries other than the United States, the Administrator may make Actual Awards on such terms as the Administrator deems necessary or appropriate to comply with the laws of the applicable countries, and the Administrator may create such procedures, addenda, and subplans and make such modifications as may be necessary or advisable to comply with such laws.

10.8          Clawback. Notwithstanding any provision in the Plan to the contrary, the Committee shall have the right to provide that any portion of the payments received by a Participant under the Plan (including any proceeds, gains, or other economic benefit actually or constructively received by a Participant with respect to such payments) shall be subject to the provisions of any clawback policy adopted by the Company or any Affiliate of the Company from time to time, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rules or regulations promulgated thereunder. The Committee, the Company, and the Affiliates of the Company reserve the right, without the consent of any Participant or any other person, to adopt any such clawback policy, including any such policy applicable to the Plan or any Actual Award with retroactive effect.